UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2011

HARBINGER GROUP INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 906-8555

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement

Transfer Agreement. On March 7, 2011, Harbinger Group Inc., a Delaware corporation (“HGI” or the “Company”), entered into a Transfer Agreement (the “Transfer Agreement”) with Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted company (“Master Fund”). Master Fund and its affiliates own approximately 93.3% of HGI’s outstanding common stock.

Pursuant to the Transfer Agreement, on March 9, 2011, (i) HGI acquired from Master Fund a 100% membership interest in Harbinger OM, LLC, a Delaware limited liability company (“HOM”), which is the buyer under the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “Purchase Agreement”), between HOM and OM Group (UK) Limited (“OM Group”), pursuant to which HOM agreed to acquire for $350 million all of the outstanding shares of capital stock of Old Mutual U.S. Life Holdings, Inc., a Delaware corporation (“U.S. Life”), and (ii) Master Fund transferred to HOM the sole issued and outstanding Ordinary Share of FS Holdco Ltd, a Cayman Islands exempted limited company (“FS Holdco”) (together, the “Insurance Transaction”). In consideration for the interests in HOM and FS Holdco, HGI agreed to reimburse Master Fund for certain expenses incurred by Master Fund in connection with the Insurance Transaction (up to a maximum of $13.3 million) and to submit certain expenses of Master Fund for reimbursement by OM Group under the Purchase Agreement.

U.S. Life, through its insurance subsidiaries, is a leading provider of fixed annuity products in the U.S., with approximately 800,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 24,000 agents nationwide. At December 31, 2010, U.S. Life had approximately $17 billion in annuity assets under management. The purchase price for U.S. Life of $350 million represents approximately 39% of U.S. Life’s estimated statutory capital at December 31, 2010 and 22% of U.S. Life’s estimated IFRS net book value.

FS Holdco Ltd was recently formed as a holding company for Front Street Re Ltd. (“Front Street”), a recently formed Bermuda-based reinsurer. Neither HOM nor FS Holdco has engaged in any business other than in connection with the Insurance Transaction.

On January 19, 2011, HGI’s board of directors (the “Board”) delegated the consideration of the Insurance Transaction to a special committee comprised of those directors the Board has determined to be independent under the rules of the New York Stock Exchange (the “Committee”). On February 28, 2011, the Committee unanimously determined that it is in the best interests of HGI and its stockholders (other than Master Fund and its affiliates) to enter into the Transfer Agreement and proceed with the Insurance Transaction and recommended that the Board authorize HGI to enter into the Transfer Agreement, the Guaranty Indemnity (referred to below) and related documents, and proceed with the Insurance Transaction. In considering the Insurance Transaction, the Committee received an opinion from Gleacher & Company Securities, Inc., dated February 28, 2011, that stated that the consideration to be paid by HOM pursuant to the Purchase Agreement is fair to the Company, from a financial point of view, as of that date. On March 7, 2011, the Board approved the Transfer Agreement and the transactions contemplated thereby, including the Purchase Agreement.

The U.S. Life acquisition is subject to customary closing conditions for similar transactions, including approval by the Maryland and New York insurance departments. The acquisition is expected to close around the end of the Company’s second fiscal quarter ending April 3, 2011.

The Transfer Agreement contemplates that after closing of the U.S. Life acquisition, the Committee will consider a proposed $3 billion reinsurance transaction pursuant to which Front Street would reinsure certain policy obligations of OM Financial Life Insurance Company, U.S. Life’s principal insurance subsidiary (“OMFLIC”), and an affiliate of Harbinger Capital Partners LLC (“Harbinger Capital”) could be appointed as investment manager of certain of the assets associated with the reinsured business. The Purchase Agreement provides for up to a $50 million post-closing purchase price reduction under specified circumstances, including, for example, if the reinsurance transaction as contemplated by the Purchase Agreement is disapproved by the Maryland Insurance Administration or is approved by the Maryland Insurance Administration subject to the imposition of certain restrictions or conditions set forth in the Purchase Agreement, including if Harbinger Capital is not allowed to be appointed as investment manager for $1 billion of the approximately $3 billion of assets supporting the reinsured business, as contemplated by the Purchase Agreement.

HOM’s pre-closing and closing obligations under the Purchase Agreement, including payment of the purchase price, are guaranteed by Master Fund. Pursuant to the Transfer Agreement, HGI entered into a Guaranty Indemnity Agreement (the “Guaranty Indemnity”) with Master Fund, pursuant to which HGI agreed to indemnify Master Fund for any losses incurred by it or its representatives in connection with Master Fund’s guaranty of HOM’s pre-closing and closing obligations under the Purchase Agreement.

Reinsurance Agreement. As soon as practicable after the closing under the Purchase Agreement, OM Group and HOM are required to use their reasonable best efforts to cause the term life and universal life business (the “Raven Block”) and certain other blocks of business of OMFLIC currently reinsured with Old Mutual Reassurance (Ireland) Ltd., a limited reinsurance company with share capital organized under the laws of the Republic of Ireland (“OM Re”), to be recaptured from OM Re. The Purchase Agreement requires OM Group to use its reasonable best efforts to consummate a reserve funding transaction immediately after the closing under the Purchase Agreement with Nomura Bank International plc (“Nomura”) to support certain insurance reserves totaling approximately $535 million that are required to be maintained by OMFLIC in respect of the Raven Block. The Raven Block recaptured from OM Re would be reinsured with Raven Reinsurance Company, which, subject to the approval of the

Vermont Department of Banking, Insurance, Securities and Health Care Administration, will be licensed as a Vermont-domiciled special purpose financial captive insurance company (“Raven Re”), OM Group would capitalize Raven Re by purchasing $95 million of surplus notes issued by Raven Re and Nomura would provide letters of credit and certain trust notes to Raven Re to be deposited into a reinsurance trust account for the benefit of OMFLIC to support such reserves (collectively, the “Raven Facility”). If OM Group is unable to cause the Raven Facility to be consummated, OM Group is required by the Purchase Agreement to provide an alternative facility. HOM is required to replace the Raven Facility or any alternative facility, and in connection therewith to pay (or cause to be paid) the $95 million surplus note at face value, not later than December 31, 2012. In addition, HOM is required to pledge the shares of capital stock of U.S. Life and OMFLIC to secure these and certain other obligations under the Purchase Agreement.

To mitigate the risk associated with replacing the Raven Facility on or before December 31, 2012, HOM entered into an agreement with Wilton Re U.S. Holdings, Inc. (“Wilton Re”) on January 26, 2011. Pursuant to this agreement, Wilton Re agreed to cause its wholly owned subsidiary, Wilton Re Reassurance Company, a Minnesota insurance company (the “Wilton Reinsurer”), to reinsure the Raven Block as well as another block of OMFLIC’s life business (the “Camden Block”), which together with the Raven Block will constitute substantially all of OMFLIC’s life business. HOM may elect (at any time until April 26, 2011) to cause the Wilton Reinsurer to immediately reinsure the Raven Block after the closing of the U.S. Life Acquisition or to defer the reinsurance until November 2012, in each case, subject to certain closing conditions as described below. In either case, the reinsurance of the Camden Block will not be deferred and the reinsurance of both blocks of business will be reflected on OMFLIC’s financial statements effective January 1, 2011 irrespective of the effective date thereof.

The reinsurance transactions with the Wilton Reinsurer are subject to certain closing conditions, including without limitation (i) receipt of all material governmental approvals without imposition of adverse restrictions or conditions, (ii) absence of an event reasonably likely to materially enjoin, restrain or restrict the proposed reinsurance transactions or to prohibit or impose adverse conditions upon any of the parties, (iii) no action, suit, proceeding, investigation, order, injunction or decree having been entered or commenced that would be reasonably likely to restrain, or impose adverse conditions upon the consummation of, the proposed reinsurance transactions, (iv) representations and warranties of the ceding company being true and correct as of the signing date and (v) delivery of certain closing certificates and deliverables. In order to provide additional assurance of closing the reinsurance transactions, the agreement with Wilton Re permits either party to remedy failure of any of the foregoing conditions through indemnification or other remedy that would put the other party in a position to realize an equivalent benefit of its bargain as contemplated under the proposed transactions.

The Wilton Reinsurer is a life reinsurance company with an emphasis on traditional and closed block risks, and an emerging focus on specialized niches of primary life insurance business and longevity risk management. As of 2010, the Wilton Reinsurer had a financial strength rating from A.M. Best & Company of “A-” (Excellent) with a positive outlook.

Copies of the Transfer Agreement and Purchase Agreement have been provided solely to inform investors of their terms.  The representations, warranties and covenants contained in these agreements were made only for the purposes of such agreements and as of specific dates, were made solely for the benefit of the parties to these agreements and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate.  In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of these agreements and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.  The Company’s stockholders and other investors are not third-party beneficiaries under these agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as a characterization of the actual state of facts or conditions of the Company, Master Fund, HOM, OM Group or any of their respective subsidiaries or affiliates.

The foregoing descriptions of the Transfer Agreement and the Purchase Agreement are qualified in their entirety by reference to the agreements, which are attached hereto as Exhibits 2.1 and 2.2, respectively, and are incorporated into this Current Report on Form 8-K by reference.

Item 7.01 Regulation FD Disclosure.

U.S. Life Acquisition. The U.S. Life acquisition will mark HGI’s second major transaction in line with its strategy to acquire operating businesses across a diversified range of industries.  HGI believes that the transaction is benefitted by its attractive purchase price (approximately  39% of U.S. Life’s statutory capital at December 31, 2010 and 22% of its IFRS net book value), the broad knowledge and expertise of Mr. Lee Launer, who will become the Chairman and CEO of U.S. Life upon closing of the acquisition, and HGI’s strategic partnership with Harbinger Capital, which brings its expertise in asset management and operational turnarounds.

When the Wilton reinsurance transaction is implemented, HGI expects that U.S. Life’s insurance products will consist primarily of deferred and payout annuities. The current business plan for OMFLIC contemplates approximately $1.2 billion of fixed annuity sales per year with a growth rate between 4% and 8% annually. HGI anticipates that it will implement certain changes to OMFLIC’s investment strategy, including utilizing Harbinger Capital’s expertise in managing below-investment-grade assets and having OMFLIC take a more active in-house role, under Mr. Launer’s direction, in managing OMFLIC’s investment grade assets currently managed by third parties.

HGI expects that Front Street, the recently formed Bermuda-based reinsurer HGI acquired pursuant to the  Transfer Agreement, will be complementary to U.S. Life.  Front Street may reinsure a portion of OMFLIC’s business or seek third party reinsurance business as opportunities arise. As a Bermuda-based reinsurer, Front Street provides an effective and tax efficient structure for the management of below investment grade assets of U.S. insurance companies. In the event Front Street elects to pursue a reinsurance transaction, it is likely that HGI will be required to capitalize Front Street to support such reinsurance transaction.

The Wilton Re commitment, described in Item 1.01, significantly reduces HOM’s 2012 refinancing risk (also described in Item 1.01) since the Wilton Reinsurer is contractually obligated to reinsure the Raven Block prior to November 30, 2012, subject to certain conditions.  As of December 31, 2010, the Wilton Reinsurer had a financial strength rating from A.M. Best & Company of “A-” (Excellent) with a positive outlook.

HGI estimates that it will incur total expenses of approximately $17.1 million in connection with the Insurance Transaction.  This includes legal and accounting fees, the costs of the Committee and its advisors, and the reimbursement of $13.3 million of Master Fund’s expenses.

Notes due 2015 — Collateral Coverage. The Indenture governing HGI’s senior secured notes due 2015 (the “Notes”) requires that HGI (1) maintain an amount in cash equivalents (as defined in the Indenture) equal to 12 months’ interest until HGI makes the second semi-annual interest payments on the Notes in November 2011 and thereafter an amount equal to six months’ interest, (2) have a liquid collateral coverage ratio (as defined in the Indenture) of not less than 1.25 to 1.0 at the end of each fiscal quarter and (3) have a collateral coverage ratio (as defined in the Indenture, based upon the fair market value of the collateral HGI has pledged to secure the Notes) of not less than 2.0 to 1.0 at the end of each fiscal year and its second fiscal quarter.  At December 31, 2010, after giving pro forma effect to HGI’s acquisition of Spectrum Brands Holdings common stock on January 7, 2011 and to the pending Insurance Transaction (valuing the Spectrum Brands Holdings common stock we now hold at $840.6 million ($30.28 per share, the volume weighted average prices on the NYSE for the 20 consecutive trading days immediately prior to December 31, 2010) and HOM (and U.S. Life) at approximately $520 million, the low end of the fair market value range determined pursuant to a third-party valuation, (a) HGI’s cash equivalents, as defined in the Indenture, would be $102.3 million, (b) its liquid collateral coverage ratio would be approximately 2.7 to 1.0 and (c) its collateral coverage ratio would be approximately 4.2 to 1.0.

Based on the estimated statutory capital of OMFLIC, U.S. Life’s principal insurance subsidiary, at December 31, 2010 and OMFLIC’s estimated results of operations for the fiscal year then ended, HGI expects that OMFLIC will be able to pay ordinary cash dividends in 2011 in an amount in excess of the interest payable on the Notes. All ordinary dividends paid by U.S. Life’s insurance subsidiaries, including OMFLIC, are subject to prior regulatory notice requirements.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1*	Transfer Agreement, dated as of March 7, 2011, between Harbinger Group Inc., a Delaware corporation, and Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands exempted limited company
2.2*	First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011, between Harbinger OM, LLC, a Delaware limited liability company, and OM Group (UK) Limited, a private limited company incorporated in England and Wales

* Harbinger Group Inc. has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”) copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBINGER GROUP INC.
Date: March 9, 2011	By:	/s/ Francis T. McCarron

	Name:	Francis T. McCarron
	Title:	Executive Vice President and Chief Financial Officer

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